Exhibit 99.1

AMENDMENT No. 1 to Clinical Study Agreement for the study entitled "Clinical Research in Patients affected by Parkinson’s Disease Using Direct Delivery of the GAD Genes in the Brain", under the direction of Dr. Michael G. Kaplitt, Principal Investigator

THIS AMENDMENT TO THE CLINICAL STUDY AGREEMENT ("Amendment") is by and between Cornell University for its Medical College ("the Medical College") and Neurologix, Inc. ("Sponsor").

WHEREAS, The Medical College and Sponsor have entered into a Clinical Study Agreement as of the 2nd day of July, 2003 ("Agreement"); and

WHEREAS, capitalized terms not expressly defined herein shall have defined meanings specified in the Agreement; and

WHEREAS, The Medical College and Sponsor wish to modify and amend the terms of the Agreement, on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the promises made below, the parties hereby agree and covenant as follows:

1.    Except as expressly amended herein, all other terms and conditions of the Agreement shall remain in full force and effect.

2.    Section 1 of the Agreement shall be deleted and replaced in its entirety with the following:

1.     THE SCOPE OF WORK. The Medical College agrees to use all reasonable efforts to perform the clinical study in accordance with the Protocol (the "Study"). In addition, the Medical College agrees to use all reasonable efforts to perform the studies to be conducted in the Laboratory of Molecular Neurosurgery as described in Attachment C, titled "Scope of Work for Addendum to Weill-Cornell Neurologix Sponsored Research Agreement" (hereafter, "Sponsored Research Program").

3.   Section 3 of the Agreement shall be deleted and replaced in its entirety with the following:

3.     PERIOD OF PERFORMANCE. The Study shall be conducted on twelve patients in accordance with the Protocol. In addition, the Sponsored Research Program shall be conducted during the period from September 1, 2004 through August 31, 2007. The performance period of the Sponsored Research Program may be extended for additional one year periods by mutual written agreement of the parties.

4.         Section 4 of the Agreement shall be deleted and replaced in its entirety with the following:

4. PAYMENT/REIMBURSEMENT OF COSTS. Payments for the Study shall be made to the Medical College by the Sponsor in advance in U.S. dollars, net of taxes or impost of any kind, on the terms and conditions set forth in Attachment B. Payments for the Sponsored Research Program shall be made to the Medical College by the Sponsor in advance, in equal semi-annual installments of sixty-seven thousand five hundred dollars U.S. ($67,500 USD), for an annual total of $135,000 per year, with the first payment to be paid on or before October 15, 2004, and the remaining payments made in six (6) month intervals thereafter for the duration of the Sponsored Research Program. The payments shall be applied to cover the costs described in the Annual Budget set forth in Attachment D.

5.         The last sentence of Section 7A of the Agreement shall be deleted and replaced in its entirety with the following:

If foreign patent rights are available, they shall be pursued by the Medical College at the Sponsor’s request in those countries designated by Sponsor, provided that Sponsor agrees to pay all prosecution costs associated with seeking such foreign patent protection. In all other events, the Medical College may pursue foreign patent protection at its sole discretion.

6.         In the fifth line of Section 7B(a) of the Agreement, the phrase "or Sponsored Research Program" shall be inserted after the phrase "performance of the Study."

7.         Section 7B(c) of the Agreement shall be deleted and replaced in its entirety with the following:

(b)  Licensing Options. The Medical College hereby grants to Sponsor the exclusive right and option to negotiate with the Medical College for an exclusive, worldwide, right and license to make, have made, use and sell commercial products embodying any Medical College Invention(s), with the right to sublicense, for the lives of any patent issuing thereon, upon commercially reasonable terms. The Sponsor and the Medical College shall exercise reasonable efforts to agree to terms and conditions of such a license within sixty (60) days after Sponsor’s receipt of notice and disclosure of a Medical College Invention from the Medical College. If, after the end of the sixty (60) day period (or such additional period if agreed by both parties), Sponsor and the Medical College are unable to reach agreement on the terms of such a license, the Medical College shall thereafter be free to engage in license discussions and negotiations with third parties regarding such Medical College Invention(s).

8.         Schedule A hereto, titled "Scope of Work for Addendum to Weill-Cornell Neurologix Sponsored Research Agreement," shall be added to the Agreement as Attachment C.

9.         Schedule B hereto, titled "Annual Budget for Neurologix Sponsored Research Addendum," shall be added to the Agreement as Attachment D.

10.       This Amendment constitutes the entire agreement between the parties regarding the subject matter hereof, there being no other written, oral or other agreements or understandings between regarding the subject matter hereof or otherwise amending or modifying the Services Agreement.

11.       This Amendment (a) may be executed in counterparts; (b) is binding upon the successors and assigns of the parties hereto; and (c) may not be amended, altered or modified except in a writing signed by all of the parties hereto.

[Signatures on following page]

AGREED:
CORNELL UNIVERSITY FOR ITS	NEUROLOGIX, INC.
MEDICAL COLLEGE

/s/Steven P. Rosalie	/s/Mark S. Hoffman
Steven P. Rosalie	Mark S. Hoffman
Associate Treasurer	Secretary Treasurer

9/17/04	9/24/04
Date	Date

I agree to act as Principal Investigator for the project described above:

/s/Michael G. Kaplitt             9/16/04
Michael G. Kaplitt, MD, PhD                     Date

Schedule A

Scope of Work for Addendum to Weill-Cornell Neurologix Sponsored Research Agreement

The sponsored research agreement currently in effect funds the Phase I human clinical trial of gene therapy for Parkinson's disease, which is in progress. In support of this effort, Neurologix has expressed interest in amending this agreement to further fund scientific studies within the Laboratory of Molecular Neurosurgery. Specifically, the scope of work will cover development of gene therapy approaches for neurodegenerative disorders, including Parkinson's disease, Huntington's disease, Alzheimer's disease and epilepsy. Much of this work will focus on developing and/or refining new technologies for more effective and efficient gene delivery to the brain and nervous system, as well as developing gene therapy approaches to protect neurons from death or dysfunction in disorders such as those mentioned above. Some of this work will involve developing existing or pending Neurologix technology into clinically useful products which can be tested in clinical trials to follow the current human study. Other aspects of this work, such as developing of improved methods for creating adeno-associated virus vectors or identifying novel gene therapy approaches for neuroprotection, may result in unique intellectual property which would be owned by Cornell University and subject to the terms of the original agreement to which this addendum will be attached.